Exhibit 99.4
                                                                    ------------


             FORM OF INSTRUCTIONS AS TO USE OF WARRANT CERTIFICATES

                INSTRUCTIONS AS TO USE OF THE MORGAN GROUP, INC.
                              WARRANT CERTIFICATES

                CONSULT AMERICAN STOCK TRANSFER & TRUST COMPANY,
                     YOUR BANK OR BROKER WITH ANY QUESTIONS

         The following instructions relate to a warrant offering (the "Warrant Offering") by The Morgan Group, Inc., a Delaware corporation (the "Corporation"), to the holders of its Class A Common Stock, $.015 par value (the "Class A Common Stock"), as described in the Corporation's Prospectus dated ________, 2001 (the "Prospectus"). Holders of record of shares of the Class A Common Stock at the close of business on __________, 2001 (the "Record Date") are receiving one (1) warrant (collectively, the "Warrants") for each share of the Class A Common Stock held on the Record Date.

         Holders of Warrants are entitled to purchase one (1) share of Class A Common Stock for each Warrant held, upon payment of $9.00 in cash per share of Class A Common Stock purchased (the "Warrant Exercise Price"). The Warrant Exercise Price will be reduced to $6.00 during a reduction period of at least 30 days to be set by the Corporation's Board of Directors. In this Warrant Offering, the Corporation is distributing an aggregate of 1,248,157 Warrants exercisable to purchase up to an aggregate of 1,248,157 shares of Class A Common Stock (the "Shares").

         The Warrants will expire at 5:00 p.m., New York City time, on ___________, 2006, unless extended (the "Expiration Time"). After the Expiration Time, all unexercised Warrants will be null and void and no longer exercisable by the holder.

         The number of Warrants to which you are entitled is printed on the face of your Warrant Certificate. You should indicate your wishes with regard to the exercise of your Warrants by completing, or instructing the bank or broker that holds the Warrants relating to shares that you beneficially own to properly complete the appropriate form or forms on your Warrant Certificate and return the completed Warrant Certificate to American Stock Transfer and Trust Company, as warrant agent (the "Warrant Agent"), at the address indicated below.

         1. Exercise Procedure. To exercise Warrants, complete the Exercise Form set forth in your Warrant Certificate and send your properly completed and executed Warrant Certificate, together with payment in full of the aggregate Warrant Exercise Price for each share of Class A Common Stock you wish to purchase, to the Warrant Agent at the address set forth below. You may not revoke your election to exercise your Warrants once made. Payment of the Warrant Exercise Price must be made in U.S. dollars for the full number of shares to be purchased by (a) check or bank draft drawn upon a U.S. bank or U.S. postal money order payable to American Stock Transfer And Trust Company, as Warrant Agent, or
(b) wire transfer of same day funds to the account maintained by the Warrant Agent for such purpose. If you would like to pay the Warrant Exercise Price by wire transfer, please contact the Warrant Agent at (800) 777-0800 to obtain appropriate wiring instructions.

         The Warrant Exercise Price will be deemed to have been received by the Warrant Agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the Warrant Agent of any certified check or bank draft drawn upon a U.S. bank or any U.S. postal money order, or (iii) the receipt of good funds in the account of the Warrant Agent designated above. If you are paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, holders of Warrants that wish to pay the Warrant Exercise Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, U.S. postal money order or wire transfer of funds.

         You may not transfer your Warrants. The Warrant Agent will not give effect to any attempted transfer of Warrants, other than a transfer by operation of law, court order or the laws of descent and distribution.

         The address and telephone numbers of the Warrant Agent are as follows:

         American Stock Transfer & Trust Company
         59 Maiden Lane, 9 Plaza Level
         New York, New York 10038
         Attention: Shareholder Relations
         Telephone number: (800) 777-0800

         If you exercise less than all of the Warrants evidenced by your Warrant Certificate by so indicating in your Exercise Form, the Warrant Agent will issue to you a new Warrant Certificate evidencing the unexercised Warrants. However, if you choose to have a new Warrant Certificate sent to you, you may not receive the new Warrant Rights Certificate in sufficient time to permit you to exercise the Warrant evidenced thereby. If you have not indicated the number of Warrants being exercised, or if you have not forwarded full payment of the Warrant Exercise Price for the number of shares and common stock to be purchased according to the number of Warrants that you have indicated are being exercised, you will be deemed to have exercised the maximum number of Warrants which may be exercised for the Warrant Exercise Price payment delivered by you up to the number of Warrants represented by your Warrant Certificate.

         2. Warrant Certificate May Be Divided Into Smaller Denominations. In order to have your Warrant Certificate divided into smaller denominations, send your Warrant Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Warrants to be divided) signed by you, to American Stock Transfer & Trust Company. Please allow a sufficient amount time for new Warrant Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may ask a bank or broker to effect such actions on your behalf.

         Warrant Certificates may not be exercised in a manner that would result in the purchase of a fractional share, and any instruction to do so will be rejected and rounded down to the nearest whole share to the extent of payment actually received (with a refund to you of any excess payment actually received for any fractional share by American Stock Transfer & Trust Company). Please allow for possible delays in the mail, the time of the transmittal, the necessary processing time and other factors, to assure that you will timely receive such new Warrant Certificates in time to enable you to exercise the associated Warrants by the Expiration Time. Neither the Corporation nor American Stock Transfer & Trust Company will be liable to either you or a transferee for any such delays.

         3. Execution.

         (a) Execution by Registered Holder. The signature on the Exercise Form must correspond with the name of the registered holder exactly as it appears on the face of the Warrant Certificate without any alteration or change whatsoever. Persons who sign the Warrant Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by American Stock Transfer & Trust Company in its sole and absolute discretion, must present to American Stock Transfer & Trust Company satisfactory evidence of their authority to so act.

         (b) Execution by Person Other than Registered Holder. If the Warrant Certificate is executed by a person other than the holder named on the face of the Warrant Certificate, proper evidence of authority of the person executing the Warrant Certificate must accompany the same unless, for good cause, American Stock Transfer & Trust Company dispenses with proof of authority.

         4. Method of Delivery. The method of delivery of Warrant Certificates and payment of the Warrant Exercise Price to American Stock Transfer & Trust Company will be at the election and risk of the holder of Warrants, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to American Stock Transfer & Trust Company and the clearance of any checks sent in payment of the Warrant Exercise Price prior to the Expiration Time.

         5. Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company. In the case of Warrants that are held of record through The Depository Trust Company ("DTC"), exercises of the Warrants may be effected by instructing DTC to transfer Warrants from the DTC account of such holder to the DTC account of American Stock Transfer & Trust Company, and making payment of the Warrant Exercise Price for each Share of Class A Common Stock to be purchased to the Warrant Agent.

         6. Transfer Restrictions. You may not transfer your Warrants except (i) if you are, or you are the beneficial owner of Warrants that are held by, an entity that merges or consolidates with another entity, or otherwise by operation of law, pursuant to court order or pursuant to the laws of descent and distribution; or (ii) with the express prior written consent of the Corporation, in the Corporation's sole discretion. You may transfer your Warrant Certificate if such transfer does not represent any change of the beneficial ownership of your Warrants. The Warrant Agent shall not give effect to any transfer in violation of these restrictions. Upon presentation of your Warrant Certificate for transfer, the Warrant Agent shall require you to deliver such written representations and/or other evidence as it deems reasonable to substantiate that the transfer does not violate the restrictions of your Warrant Certificate.

         In the event you desire to present your Warrant Certificate for registration of transfer, the Exercise Form included therein shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation and the Warrant Agent, duly executed by you or your attorney-in-fact duly authorized in writing. Moreover, your signature on your Warrant Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. The Warrant Agent may impose a reasonable service charge against you for any registration of transfer of your Warrant Certificate. In addition, the Corporation may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.